FIRST AMENDMENT TO MANAGEMENT AGREEMENT

This First Amendment to the Management Agreement (the “Amendment”) is entered into as of June 12, 2026, by and between Praxis Funds, a Delaware statutory trust (the “Trust”), and Praxis Investment Management, Inc., an Indiana corporation (the “Adviser”).

RECITALS

WHEREAS, the Trust and the Adviser entered into a Management Agreement dated February 22, 2025 (the “Agreement”); and

WHEREAS, the parties desire to amend Schedule A to the Agreement to add an additional series of the Trust. NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

1.	Amendment to Schedule A

Effective as of June 12, 2026, Schedule A to the Agreement is hereby deleted in its entirety and replaced with the following:

Name of Fund	Annual Rate	Effective Date
Praxis Impact Large Cap Value ETF	0.36%	02/22/2025
Praxis Impact Large Cap Growth ETF	0.36%	02/22/2025
Praxis Impact International ETF	0.54%	06/12/2026

2.	Ratification

Except as expressly amended hereby, all terms and provisions of the Agreement remain unchanged and in full force and effect and are hereby ratified and confirmed.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers as of the date first written above.

PRAXIS FUNDS

By:	/s/ Chad M. Horning
Name•.	Chad M. Homing
Title:	President
Date•.	June 12, 2026

PRAXIS INVESTMENT MANAGEMENT, INC.

By:	/s/ Katherine J. Glick Miller
Name:	Kathy Glick Miller
Title:	Assistant Secretary
Date:	June 12. 2026